Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of of Faraday
Future Intelligent Electric Inc. and its subsidiaries (the “Company”) of our report dated March 31, 2026, relating to the consolidated balance sheet of the Company as of December 31, 2025, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes, included in Faraday Future Intelligent Electric Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025.
We also consent to the reference of HTL International, LLC, as an independent registered public accounting firm, as expert in matters of accounting and auditing.
/s/ HTL International, LLC
HTL International, LLC
Houston, Texas
March 31, 202